Registration No. 333 –

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TMC the metals company Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 West Hastings Street, 15th Floor

Vancouver, British Columbia

V6E 2J3

(888) 458-3420

(Address, Including Zip Code, of Principal Executive Offices)

2021 Incentive Equity Plan, as amended

(Full Title of the Plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Fantozzi, Esq.

Daniel T. Kajunski, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Telephone: (617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which the registration statements filed on Form S-8 (SEC File Nos. 333-261221, 333-265319, 333-270875, 333-278222, 333-286191 and 333-289993) of TMC the metals company Inc. (the “Registrant”) are effective. The additional securities are 16,918,653 Common Shares of the Registrant reserved for issuance under the 2021 Incentive Equity Plan, as amended, as a result of the automatic increase in the number of shares reserved under this plan on January 1, 2026. The information contained in the Registrant’s registration statements on Form S-8 (SEC File Nos. 333-261221, 333-265319, 333-270875, 333-278222, 333-286191 and 333-289993) is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1†	Notice of Articles of TMC the metals company Inc.		Form 10-K (Exhibit 3.1)	3/31/2026	001-39281
4.2	Articles of TMC the metals company Inc.		Form 8-K (Exhibit 3.3)	1/2/2026	001-39281
4.3	TMC the metals company Inc. Common Share Certificate		Form 8-K (Exhibit 4.1)	9/15/2021	001-39281
5.1	Opinion of Fasken Martineau DuMoulin LLP	X
23.1	Consent of Ernst & Young LLP independent registered public accounting firm of TMC the metals company Inc.	X
23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)	X
23.3	Consent of Qualified Person (TRS) - AMC Consultants Pty Ltd	X
23.4	Consent of Qualified Person (TRS) - MARGIN - Marine Geoscience Innovation	X
23.5	Consent of Qualified Person (TRS) - APYS Subsea Ltd	X
23.6	Consent of Qualified Person (TRS) - Canadian Engineering Associates Ltd	X
23.7	Consent of Qualified Person (TRS) - Lanasera Pty Ltd	X
23.8	Consent of Qualified Person (TRS) - Anthony O’Sullivan	X
23.9	Consent of Qualified Person (TRS) - Rutger Bosland	X
23.10	Consent of Qualified Person (TRS) - Dr. Michael Clarke	X
23.11	Consent of Qualified Person (TRS) - Adam Price	X
23.12	Consent of Qualified Person (IA) - AMC Consultants Pty Ltd	X
23.13	Consent of Qualified Person (IA) - MARGIN - Marine Geoscience Innovation	X
23.14	Consent of Qualified Person (IA) - APYS Subsea Ltd	X
23.15	Consent of Qualified Person (IA) - Canadian Engineering Associates Ltd	X
23.16	Consent of Qualified Person (IA) - Lanasera Pty Ltd	X
23.17	Consent of Qualified Person (IA) - Anthony O’Sullivan	X
23.18	Consent of Qualified Person (IA) - Rutger Bosland	X
23.19	Consent of Qualified Person (IA) - Dr. Michael Clarke	X
23.20	Consent of Qualified Person (IA) - Adam Price	X
24.1	Power of Attorney (included on the signature page hereof)	X
99.1+	TMC the metals company Inc. 2021 Incentive Equity Plan, as amended		Form 8-K (Exhibit 10.1)	8/29/2025
99.2+	Form of Stock Option Agreement under TMC the metals company Inc. 2021 Incentive Equity Plan, as amended		Form 8-K (Exhibit 10.23.2)	9/15/2021	001-39281
99.3+	Form of Restricted Stock Unit Agreement under TMC the metals company Inc. 2021 Incentive Equity Plan, as amended		Form S-8 (Exhibit 99.3)	11/19/2021	333-261221
107	Filing Fee Table	X

† Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions are of a personal nature under Regulation S-K Item 601(a)(6).

+ Denotes management contract or compensatory plan or arrangement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in New York, New York on March 31, 2026.

TMC THE METALS COMPANY INC.

By:	/s/ Craig Shesky
Craig Shesky
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Gerard Barron and Craig Shesky, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Gerard Barron	Chief Executive Officer and Chairman	March 31, 2026
Gerard Barron	(Principal Executive Officer)

/s/ Craig Shesky	Chief Financial Officer	March 31, 2026
Craig Shesky	(Principal Financial and Accounting Officer)

/s/ Andrew C. Greig	Director	March 31, 2026
Andrew C. Greig

/s/ Andrew Hall	Director	March 31, 2026
Andrew Hall

/s/ Michael Hess	Director	March 31, 2026
Michael Hess

/s/ Stephen Jurvetson	Director	March 31, 2026
Stephen Jurvetson

/s/ Andrei Karkar	Director	March 31, 2026
Andrei Karkar

/s/ Sheila Khama	Director	March 31, 2026
Sheila Khama

/s/ Christian Madsbjerg	Director	March 31, 2026
Christian Madsbjerg

/s/ Brendan May	Director	March 31, 2026
Brendan May

/s/ Alex Spiro	Director	March 31, 2026
Alex Spiro